Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DEVON ENERGY CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Devon Energy Corporation, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is DEVON ENERGY CORPORATION.

SECOND: The following amendment to the Restated Certificate of Incorporation was duly adopted by a vote of the stockholders sufficient for approval effective May 7, 2026, in the manner prescribed by the General Corporation Law of the State of Delaware:

Clause A of Article IV of the Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

A. The Corporation shall be authorized to issue a total of 2,004,500,000 shares of capital stock divided into two classes as follows:

(1) 2,000,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”), and

(2) 4,500,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).

THIRD: The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The aforesaid amendment does not effect a change in the amount of stated capital.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of May, 2026.

DEVON ENERGY CORPORATION

By:	/s/ Clay M. Gaspar
Name: Clay M. Gaspar
Title: President and Chief Executive Officer